Exhibit 10

PURCHASE AGREEMENT FOR PURCHASE OF

PARTICIPATION INTERESTS IN LOANS

THIS AGREEMENT is made effective the 5th day of October , 2004, by and between MidFirst Bank (“Purchaser”), a federally chartered savings association and Liberty National Life Insurance Company (“Seller”), an Alabama corporation.

WITNESSETH:

WHEREAS, Seller is the owner of certain participation interests in certain commercial loans (individually, a “Participation Interest”, collectively, “Participation Interests”);

WHEREAS, Purchaser desires to purchase certain participation interests in the commercial loans identified on Exhibit “A” attached hereto and referred to as the (“Active Portfolio”); and

WHEREAS, Purchaser, as Lender, and Seller, as Participant, have previously entered into Loan Participation Agreements covering each of the commercial loans, the Loan Participation Agreements being identified on Exhibit “B” attached hereto (individually, an “LPA”, collectively, the “LPA’s”), and upon the closing of the purchase of the Active Portfolio, the LPA’s shall be terminated, and Purchaser, as Lender in each LPA shall be released from any and all liability from inception and forever, and for every cause whatsoever.

WHEREAS, Seller desires to sell the Participation Interests to Purchaser on terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and promises hereinafter contained, the parties agree as follows:

AGREEMENT

1 Sale of Participation Interests. Seller agrees to sell and Purchaser agrees to purchase all of Seller’s right, title and interest in the Participation Interests, without warranty or recourse, except as otherwise set forth herein.

2. Purchase Price. The total purchase price for the Participation Interests purchased in the Active Portfolio shall be determined on the Transfer and Absolute Closing Date based upon the herein agreed upon factor of 102.00 for the total unpaid principal balance of all Participation Interests purchased. Purchaser shall furnish Seller with the total purchase price within 24 hours of the Transfer and Absolute Closing Date. Purchaser and Seller shall comply with all applicable laws and regulations with respect to the sale and transfer of the Participation Interests. Seller and Purchaser understand and agree that there are no commitments or obligations on the part of the Seller to sell, or the Purchaser to purchase, any other Participation Interests in any other existing commercial loans wherein Purchaser is the Lender and Seller is the Participant in existing LPA’s.

3. Assignment of Participation Interests. Seller shall on the Transfer and Absolute Closing Date execute and cause to be delivered to Purchaser for each Participation Interest purchased, an original assignment from Seller, as assignor, to Purchaser, as assignee, duly executed, attested and acknowledged and otherwise in form acceptable to Purchaser.

4. Title. Seller agrees, within ten (10) days from the date hereof, to provide, or cause to be provided, to Purchaser, at Seller’s cost, but with Purchaser’s assistance, with down date title insurance commitments to endorse (“down date endorsements”) the existing mortgagee’s title policies for the Active Portfolio, the review of which must be acceptable to Purchaser in all respects. If Purchaser’s review of the down date endorsement, or any one of them, is unacceptable to Purchaser, Purchaser shall, on or before the tenth (10th) day following receipt of all down date endorsements, (“title review period”) notify Seller, and such Participation Interest, or Participation Interests, as the case may be, shall be excluded from the sale, and the Purchase Price set forth for each such excluded Participation Interest shall be excluded from the total Purchase Price.

5. Transfers. Upon the date the Participation Interests are transferred from Seller to Purchaser, which date shall be on or before October 18, 2004 (“Transfer and Absolute Closing Date”), Seller shall physically deliver to Purchaser the following documents for each Participation Interest as applicable:

(a) original executed assignment of each Participation Interest purchased.

(b) Termination Agreement for all Loan Participation Agreements.

(c) original down date endorsements.

(d) Release and Satisfaction Agreement acceptable to Purchaser.

(e) such other documents as Purchaser may reasonably require.

Seller shall pay all title and closing costs, except that Seller and Purchaser shall pay their respective attorney’s fees. Seller and Purchaser understand that time is of the essence, and that in the event the closing of the sale herein does not occur on or before the Transfer and Absolute Closing Date, that this Agreement will be void, and of no further force or effect.

6. Obligations of Seller. Seller covenants and agrees as follows:

(a) Should Seller receive any notice or other information concerning any Participation Interest purchase by Purchaser after the Transfer and Absolute Closing Date, Seller shall promptly forward such notice or other information to Purchaser.

(b) Seller agrees to cooperate with Purchaser to the extent required by law or by any government agency or any private insurance carrier, to complete necessary reporting forms associated with such agency and any other insurance carriers and to do any other acts reasonably required of Seller by Purchaser to complete the transfer of any Participation Interest to Purchaser, including giving proper notice that the Participation Interests have been assigned to Purchaser.

(c) Seller shall warrant and defend title of the Purchaser in the Participation Interests and at any time upon request of Purchaser, Seller shall, at its expense do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such acts, deeds, assignments, releases, transfers, conveyances, power of attorney or other instruments and assurances as may be reasonably necessary or proper for the purpose of fully effectuating the assignment, transfer and conveyance of the Participation Interests to Purchaser and the vesting of title thereto to Purchaser.

(d) Seller agrees that Seller will not modify, cancel, extend or otherwise change in any manner any of the terms, covenants, or conditions of any of the Loan Documents nor enter into any other agreements affecting the Participation Interests without the prior written consent of Purchaser. Seller further agrees that it will take no collection action on any Participation Interest after the effective date hereof.

(e) Seller will indemnify, defend and hold Purchaser harmless from and against any an all claims, loss, costs or damage, including, without limitation, reasonable attorney’s fees and expenses arising out of Seller’s failure to perform any of its obligation under this Agreement or arising out of the falsity, incorrectness or incompleteness in any material respect of any covenant, representation or warranty given by Seller herein.

(f) On the Transfer and Absolute Closing Date, Seller shall release and forever discharge the Purchaser, both as Lender under each LPA, and hereunder, the Purchaser’s agents, servants, employees, officers, attorneys, successors and assigns from all damage, loss, claims, demands, liabilities, obligations, actions and causes of action whatsoever which the Seller as Participant and hereunder, might now have or claim to have against the Purchaser, including this Agreement, whether presently known or unknown, and of every nature and extent whatsoever on account of or in any way concerning, arising out of or founded on the LPA’s and this Agreement including, without implied limitation, all such loss or damage of any kind heretofore sustained or that might arise as a consequence of the dealings between the parties.

7. Seller’s Warranties and Representations. Seller warrants and represents the following:

(a) Seller is the legal and beneficial owner and holder of the Participation Interests.

(b) Seller has the right, power, legal capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. This Agreement has been duly and validly executed and delivered by Seller, constitutes the valid, legal and binding agreement of Seller, and is enforceable against Seller in accordance with its terms. No approval of any person or entity is required for the execution of this agreement by Seller or the consummation of any of the transactions contemplated under this agreement.

(c) Seller is a corporation duly organized, validly existing and in good standing under laws of the State of Alabama.

(d) No claim or defense exists as to any of the Participation Interests referenced herein, which would defeat Purchaser’s right to purchase the Participation Interests. Seller has made no prior pledge, sale or assignment of any Participation Interest.

(e) Purchaser has made no representations, guarantees, or assurances whatsoever as to the expected or projected profitability, return, success, performance result, effect, consequence, or benefit (whether legal, regulatory, tax, financial, accounting, or otherwise) of the sale hereunder. Seller will be relying upon its own judgment and its own advisors with respect to the sale hereunder and Seller has not sought and is not relying on any information provided by Purchaser as a courtesy to Seller with respect to the sale hereunder. All terms of, and the documentation evidencing, this Agreement have been the result of arm’s-length negotiations between the parties.

(f) That each Participation Interest is eligible under this Agreement for purchase on the Transfer and Absolute Closing Date.

All representations and warranties contained herein or otherwise made in writing pursuant hereto are now true and correct and shall be true and correct as of the Transfer and Absolute Closing Date with the same force and effect as though made at such time. All of said representations and warranties shall survive the consummation of the transaction contemplated hereby.

8. Purchaser’s Covenants. Purchaser covenants and agrees as follows:

(a) Purchaser agrees to abide by and be bound by the terms and conditions in all documents evidencing and relating to any Loan purchased hereunder.

9. Purchaser’s Warranties and Representations. Purchaser warrants and represents the following:

(a) Purchaser is a federally chartered savings association duly organized and validly existing.

(b) Purchaser is duly authorized to enter into this Agreement and has complied with all laws, statutes, rules, regulations, charter provisions, articles and bylaws to which it may be subject.

(c) The duties and obligations of Purchaser under this Agreement are the valid, binding, and enforceable duties and obligations of Purchaser and compliance with these duties and obligations will not conflict with, result in a breach of, or default under or be adversely affected by any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules, or regulations to which Purchaser is a party or by which its properties of assets are bound.

All representations and warranties contained herein or otherwise made in writing pursuant hereto are now true and correct and shall be true and correct as of the Transfer and Absolute Closing Date with the same force and effect as though made at such time. All of said representations and warranties shall survive the consummation of the transaction contemplated hereby.

10. Brokerage Commissions. Seller and Purchaser represent and warrant to each other that they have not dealt with any broker, agent or finder, licenses or otherwise, in connection with the sale and purchase of the Participation Interests. Seller and Purchaser shall indemnify and hold each other free and harmless from any and all costs, liability, causes of action or proceedings instituted by any agent, broker or finder, licensed or otherwise, not disclosed herein through, under or by reason of the conduct of Seller or Purchaser in connection with the purchase of the Participation Interests.

11. Assignment. Purchaser may assign or transfer this Agreement or any rights or benefits under this Agreement to any person or entity without the prior written approval of Seller.

12. Notices. All notices required or permitted under this agreement shall be in writing, and except as otherwise provided herein, shall be effective upon receipt via facsimile, personal delivery to Seller or Purchaser, or three (3) days after being deposited in the United States mail, registered or certified, with postage fully prepaid and addressed to the respective parties as follows:

Seller:	Liberty National Life Insurance Company
3700 S. Stonebridge Drive
P.O. Box 8080
McKinney, TX 75070
Attention: Mr. Russell Tucker

Purchaser:	MidFirst Bank
501 N.W. Grand Blvd.
Oklahoma City, Oklahoma 73118
Attention: Legal Department

or to such other addresses as either party shall, from time to time, specify in the manner provided herein.

13. Interpretation. The headings in this Agreement are for convenience only and shall not define or limit the provisions hereof. This Agreement shall be construed according to its ordinary meaning and shall not be strictly construed for or against any party hereto.

14. Governing Law. This Agreement shall be governed by the laws of the State of Oklahoma. The parties agree that proper venue and jurisdiction shall reside in state or federal district court in Oklahoma County, Oklahoma.

15. Binding Effect and Waiver. All of the terms, covenants, and conditions herein contained shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Any modification or waiver of any term of this agreement, including a modification or a waiver of this term, must be in writing signed by the party or parties against which enforcement of the modification or waiver is sought.

16. Entire Agreement. This agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations and understandings, written or oral, are hereby superseded and merged into this Agreement. The parties hereto agree to execute such additional documents and to perform such additional acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

17. Claims of Action. If any party shall bring suit to enforce the terms and provisions hereof, the prevailing party shall be entitled to recover from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with the exercise by the prevailing party of its rights and remedies hereunder. For purposes of this paragraph, the term “prevailing party” shall mean, in the case of the claimant, one who is successful in obtaining substantially all the relief sought, and in the case of the defendant or respondent, one who is successful in denying substantially all of the relief sought by the claimant. Any award of attorneys’ fees shall be set by the court and not by a jury.

18. Severability. Should any term, provision, covenant or condition of this Agreement be void, invalid or inoperative, the same shall not affect any other term, provision, covenant or condition of this Agreement but the remainder thereof shall be given effect as though such void, invalid or inoperative term, provision, covenant or condition had not been contained herein. This Agreement may be executed in counterpart and each such counterpart, when taken together with all other counterparts, shall be deemed one and the same original document.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the day and year first above written.

SELLER:		PURCHASER:

Liberty National Life Insurance Company		MidFirst Bank

By:	/s/ Danny H. Almond	By:	/s/ R. Wayne Booth
Title:	Assistant Treasurer	Title:	Senior Vice President

EXHIBIT “A”

ACTIVE PORTFOLIO

Loan #	Note #	Borrower Name
13863164	100	Mt. San Bruno Industrial Park, G.P.

13863203	100	Marana Ina Road, LLC

13863821	100	Commonwealth/Transnation 98, LLC

13863850	100	Larimer 98, LLC

13863853	100	Eaton Enterprises

13863902	100	Eric Building 97, LLC

13863960	100	Blake Street 98, LLC

13864008	100	Pinewood Village, Inc.

784770	100	135th & Q, LLC

13854189	100	Newport-Britton, LLC

13864309	100	Westgate South VCW, LLC;
		Reseda Napa VCW, LLC;
		Coronado VCW, LLC

13864338	100	DBSI Park Ten, LLC

EXHIBIT “B”

1.	Loan Participation Agreement dated October 16, 1995; Borrower Mount San Bruno Industrial Park, G.P.

2.	Loan Participation Agreement dated October 24, 1995; Borrower Marana Ina Road, LLC

3.	Loan Participation Agreement dated December 17, 1998; Borrower Commonwealth/Transnation 98 LLC

4.	Loan Participation Agreement dated April 29, 1998; Borrower Larimer 98, LLC

5.	Loan Participation Agreement dated May 7, 1998; Borrower Eaton Enterprises

6.	Loan Participation Agreement dated June 12, 1998; Borrower Eric Building 97, LLC

7.	Loan Participation Agreement dated December 17, 1998; Borrower Blake Street 98, LLC

8.	Loan Participation Agreement dated July 22, 1998; Borrower Pinewood Village, Inc.

9.	Loan Participation Agreement dated October 6, 1998; Borrower 135th & Q, LLC

10.	Loan Participation Agreement dated May 27, 1999; Borrower Newport-Britton, LLC

11.	Loan Participation Agreement dated December 22, 2000; Borrower Westgate South VWC, LLC, Reseda Napa VCW, LLC and Coronado VWC, LLC

12.	Loan Participation Agreement dated December 28, 1999; Borrower DBSI Park 10, LLC

MEMORANDUM OF UNDERSTANDING

The parties hereby understand and agree that the accrued, but unpaid interest and any unpaid expenses are not to be included in the unpaid principal balance for purchase price computation purposes. Rather, accrued, but unpaid interest and any unpaid expenses will be handled on a pro rate basis post closing when such interest is received by MidFirst Bank, or such expenses are to be paid.

AGREE AND ACCEPTED this 5th day of October, 2004.

MidFirst Bank

By:	/s/ R. Wayne Booth

Title:	Senior Vice President

Liberty National Life Insurance Company

By:	/s/ Danny H. Almond

Title:	Assistant Treasurer